Exhibit 99.1

News Release

INTERDIGITAL ADDS FORMER NOKIA EXECUTIVE KAI ÖISTÄMÖ TO BOARD OF DIRECTORS

WILMINGTON, DEL. - November 17, 2014 - InterDigital, Inc. (NASDAQ: IDCC), a mobile technology research and development company, today announced the appointment of Kai Öistämö to the company’s Board of Directors. Mr. Öistämö contributes more than two decades of wireless industry experience at Nokia, including nine years on the Nokia leadership team.

At Nokia, Mr. Öistämö led corporate strategy and business development as Executive Vice President, Chief Development Officer from 2010 until his departure earlier this year. In this role he was responsible for strategic partnerships and alliances. Previous roles during his 23-year tenure at Nokia included positions as Executive Vice President leading both the Devices and Mobile Phones businesses.

“Kai contributes an extensive industry and leadership background that will provide valuable guidance for InterDigital,” said Steven T. Clontz, Chairman of the Board of InterDigital. “Kai’s vast experience with acquisitions, divestments and partnerships in the wireless space, and knowledge of the industry at a strategic investment level, will provide highly relevant insight for InterDigital from its R&D efforts to new business development.”

“The addition of Kai as a director is tremendous, and underscores the Board’s efforts to broaden the scope of its expertise at this crucial juncture for the mobile industry,” said William J. Merritt, President and CEO of InterDigital. “He understands the critical role of core research and development in the mobile industry and is able to pinpoint trends and technologies transforming the market. With a greater focus on the Internet of Things and 5G, InterDigital will directly benefit from Kai’s deep familiarity with the evolution of mobile.”

Mr. Öistämö holds a doctorate degree in technology and a master’s degree in engineering from Tampere University of Technology in Finland. He serves on the Board of Sanoma Corporation and currently acts as an advisor to Nokia. He is also Chairman of the Board of the Funding Agency for Technology and Innovation in Finland (Tekes), of Oikian Solutions and of Tampere University.

About InterDigital®

InterDigital develops technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814